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                                                                      EXHIBIT 11


                                G&L Realty Corp
                       Computation of Per Share Earnings
                         Quarterly Report on Form 10-Q
                                March 31, 1998

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

                                              1998          1997
                                           -----------   -----------
Proceeds upon exercise of options           $3,584,000    $6,195,000
Market price of shares:
 As of March 31                             $    18.10    $    17.50
 Weighted average                           $    14.00    $    11.95

Option shares outstanding                      198,000       354,000
Common equivalent shares                        45,000       112,000
Average shares outstanding                   4,129,000     4,063,000
                                            ----------    ----------
Total common and common
 equivalent shares outstanding               4,174,000     4,175,000
                                            ==========    ==========

Net Income                                  $2,366,000    $1,107,000

Less: Preferred Dividends
 10.25% Series A Cumulative Preferred          958,000        ----
  9.8% Series B Cumulative Preferred           845,000        ----
                                            ----------    ----------
Net income available to                     $  563,000    $1,107,000
 common shareholders                        ==========    ==========

Per share earnings data:

 Basic                                      $     0.14    $     0.27

 Fully diluted                              $     0.13    $     0.27
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